Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

eLong, Inc:

We consent to the incorporation by reference in this registration statement on Form S-8 of eLong, Inc. of our report dated April 30, 2005, with respect to the consolidated balance sheets of eLong, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 20-F of eLong, Inc.

KPMG

Hong Kong

July 5, 2005